Exhibit 1K-6L

February 11, 2021

Noni Session

East Bay Permanent Real Estate Cooperative
1428 Franklin St

Oakland, CA 94612
noni@ebprec.org

REISSUE Program Action Number 51356-0001

Dear Noni Session:

This letter supersedes and replaces the herein numbered Letter Agreement between Local Initiatives Support Corporation and East Bay Permanent Real Estate Cooperative, dated February 5, 2021, in order to correct the tax-determination status of the Grantee to reflect that the Company is a Cooperative Corporation.

I am pleased to inform you that Local Initiatives Support Corporation ("LISC") has approved project financing in the amount of $90,000 (the "Project Investment") to East Bay Permanent Real Estate Cooperative (the “Company”), the proceeds of which shall be used for the purposes set forth in Section 1, below. Note that one original of this letter agreement (this “Agreement”) must be countersigned by the Organization and returned to LISC’s New York City headquarters, in accordance with Sections 21 and 22, below.

The Project Investment is made available to East Bay Permanent Real Estate Cooperative in accordance with the following terms and conditions:

(1)	Purpose of the Project Investment.

The Project Investment, or Recoverable Grant, is being provided to the Organization to finance predevelopment work associated with:

x	Purchase 3 structures + parking Lot - Esther’s Orbit Room, Ether’s Arcade, Esther’s Coffee Shop, rear Goss St. parking lot
x	Redesign and Rehab a new Cultural Arts Center in partnership with our Community Arts & Organizing lead, Alena Museum
x	Organize & Coalesce the Historic 7th Street Merchants Association
x	Ground and cultivate our newest Resident-Owner group, the BlacSpace Cooperative
x	Cooperatively house & create permanent, affordable ownership for 8-10 local artists (the “Project”).

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Anticipated Outcomes/Outputs:

OUTPUT or OUTCOME	PROJECTED NUMBER
Development of affordable housing	114
Creation of ground floor retail	16,000 sqft

(2)	Company’s Principal Contact at LISC. The Company’s principal contact person at LISC with respect to the Recoverable Grant shall be Tiffany Royster, Senior Director, Equity Investment Originations, National LISC at TRoyster@lisc.org. Unless otherwise indicated in this Agreement, all correspondence concerning said Recoverable Grant should be addressed to her and include the Program Action Number stated above.

(3)	Term of the Project Investment. The Project Investment shall be available for disbursement to the Company commencing on the date that all the standard conditions contained in Section 6 herein, have been satisfied, beginning February 1, 2021, and continuing through and including, May 31, 2021 (the “Project Investment Term”).

(4)	Costs to be Paid with Project Investment Proceeds. During the Project Investment Term, the Company hereby agrees to use the Project Investment proceeds only to pay the costs described in the budget attached hereto as Exhibit A, which have been or shall be incurred in support of the Project.

(5)	Repayment of Disbursed Project Investment Amounts. The Company shall repay all disbursed amounts of the Project Investment to LISC in full, on the earlier to occur (i) completion of project financing, or (ii) May 31, 2022 (the “Maturity Date”). The Maturity Date is the date all amounts disbursed under the Project Investment shall be due and payable to LISC by the Company. However, in the event that LISC is satisfied that the Company has made best efforts to move the Project forward to development, completion, and/or successful operation (as the case may be), including but not limited to the obtainment and close of all required financing for the Project, and if LISC and the Company shall have mutually agreed in writing that the development of the Project cannot proceed due to a lack of financing, or a completed Project cannot generate sufficient revenue to repay the Project Investment, or for some other reason beyond the Company’s control the Project Investment cannot be repaid (again, as the case may be), repayment of the portion of the Project Investment that is unable to be repaid shall not be required.

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(6)	Conditions to Disbursement(s) of the Project Investment. The Project Investment will be disbursed to the Organization, upon fulfillment of the following conditions:

(a)	receipt by LISC’s Grants and Contract Management department in New York City of one of the enclosed copies of this Agreement, countersigned in accordance with Section 21, below;
(b)	receipt by LISC’s Financial Analyst in New York City of a copy of good standing certificate issued in favor of the Organization, dated no more than 12 months prior to the date of this Agreement;
(c)	a copy of the corporate resolution is required, signed by the Organization’s Secretary and issued by the Organization’s Board of Directors, authorizing the Project and receipt of the Recoverable Grant in support of the Project
(d)	Investment in support of the Project;
(e)	receipt by LISC’s Financial Analyst in New York City of a completed Recoverable Grant Financial Report (Attachment B) and LISC Strategic Investments Program Officer’s written approval of the disbursement.
(f)	such other information or documentation as LISC may reasonably require.

(7)	Funds Not Disbursed to the Company Prior to the Expiration of the Project Investment Term. Any Project Investment funds not disbursed to the Company by the expiration of the Project Investment Term shall be automatically reprogrammed by LISC, and shall no longer be available for disbursement to the Company; provided, however, that if the Project Investment Term is extended pursuant to Section 19 of this Agreement, then the funds shall remain available for disbursement until the new Project Investment Term.

(8)	Funds Not Disbursed in a Timely Way. Any funds not drawn down in a timely fashion during the Project Investment Term, may be deobligated by LISC in its sole discretion after notice to the Company. Such deobligation shall be effective as to any Project Investment proceeds not expended by the Company prior to the date of receipt of such notice.

(9)	Return of Project Investment Proceeds to LISC. The Company will return to LISC any Project Investment funds it has not expended by the expiration of the Project Investment Term, unless such Project Investment Term has been extended pursuant to Section 19 of this Agreement, in which case the Company will return to LISC any Project Investment funds it has not expended by the expiration of the new Project Investment Term.

(10)	No Disbursement if Non-Compliance. LISC shall not make any disbursement of the Project Investment proceeds unless on the proposed date of disbursement the Company is in full compliance with all the terms and conditions of this Agreement. In addition, LISC shall not make any disbursement of the Project Investment proceeds if it will (i) violate any provision of law, regulation or administrative ruling to which LISC is subject, (ii) subject LISC to any tax, penalty, or fine, or (iii) not further the charitable purposes of LISC.

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(11)	No Disbursement if Default Exists, or Material Adverse Change Has Occurred. LISC shall not make any disbursement of the Project Investment if, at the time of the proposed disbursement, the Company, or any subsidiary of the Company, or any partnership affiliated with the Company, is in default under the terms of any LISC financing, whether for the Project or provided by LISC for any other project or purpose. In addition, LISC shall not make any disbursement of the Project Investment if there has been a material adverse change in the financial or other condition of the Company or the Project, including, but not limited to, any adverse change in the Company key personnel working on the Project (with LISC determining, in its reasonable discretion, what constitutes a material adverse change in key personnel).

(12)	Restrictions on Use of the Project Investment. Under Sections 501 and 4945 of the Internal Revenue Code (the "Code"), the Project Investment may not be used to carry on propaganda, to attempt to influence legislation, or to participate in, intervene in, or attempt to influence the outcome of, political campaigns or elections. Additionally, under the applicable provisions of the Code, LISC funds may only be used in furtherance of LISC's charitable purposes. By countersigning this Agreement and returning it to LISC, the Company agrees (i) not to use the Project Investment for any purposes prohibited by the preceding two sentences, or (ii) to use the Project Investment for any purpose other than the charitable purposes described in Section 1. Grantee shall promptly reimburse LISC any amounts of the Project Investment prohibited by the terms of this Section 12.

(13)	Compliance with Laws. In its use of Project Investment funds provided by LISC, and in its development, marketing and operation of the Project, the Company shall fully comply with all applicable federal, state, local (and any other governmental) laws, executive orders, rules and regulations, including without limitation all anti-discrimination laws, executive orders, rules and regulations.

(14)	Review of Operations. LISC may monitor and conduct an evaluation of activities funded by the Project Investment. Such evaluation may include a visit from LISC personnel to observe the activities funded by the Project Investment, to discuss said activities with the Company’s personnel, and/or to review financial and other records and materials relating to the activities financed or facilitated by the Project Investment. In addition, upon LISC’s providing of reasonable advance notice, the LISC Strategic Investments Program Officer shall be allowed to attend at least one Board meeting of the Company a year.

(15)	Publicity. The Company agrees that LISC may include information regarding the Project Investment and the Project in its periodic public reports. The Company shall also make best efforts to provide LISC with reasonable advance notice of any groundbreaking or ribbon-cutting events for the Project. LISC may refer to the Project Investment in press releases, and asks that until such a press release is issued, the Company not make any public announcement relating to the Project Investment without first consulting the LISC contact person referred to in Section 2, above. A copy of all issued press releases shall be promptly sent to such contact person.

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(16)	Indemnification. The Company agrees to defend, indemnify and hold harmless LISC, its affiliates, subsidiaries, directors, officers, employees, agents and representatives, and any other party acting on behalf of LISC from and against and with respect to any and all claims, demands, suits, causes of action, judgments, obligations, damages, settlements, liabilities, penalties, costs and expenses of any kind or nature, including, without limitation, reasonable attorneys’ fees or disbursements, arising out of, or relating to the Company’s performance or breach of this Agreement or negligent or wrongful act or omission (or alleged act or omission) in connection with this Agreement. The Company agrees to provide LISC with prompt notice of any event or assertion of which it has knowledge concerning any matter as to which a request for indemnification under this Agreement may be made.

(17)	No Right of Assignment or Delegation. The Company may not assign or otherwise transfer its rights, or delegate any of its obligations, under this Agreement.

(18)	LISC’s Authorization to Instruct. The Company authorizes LISC, on the Company’s behalf and prior to the expected financing event that will cause the Maturity Date to occur as described in Section 4, above, to instruct any funder expected to provide take-out financing to repay the Project Investment, to pay a portion of such take-out financing directly to LISC, as required, to fully repay the Project Investment.

(19)	Amendment of Term of Project Investment. LISC shall consider, but is not obligated to agree to, requests by the Company to extend the Maturity Date or make other modifications to the terms of the Project Investment. Amendments to the Project Investment shall be made only after (i) LISC’s Program Officer has received a written request from the Company stating the nature of the amendment requested, and (ii) an authorized officer of LISC shall have executed a written agreement describing the terms of the amendment.

(20)	Certification. Grantee is not now, nor has it ever been, named on (i) the list of Specifically Designated Nationals and Blocked Persons established pursuant to Executive Order 13224 and maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any successor agency or other entity, or (ii) any other list of terrorists or terrorist organizations maintained by any agency of the United States or any other governmental authority. The Grantee shall submit such information as LISC may reasonably request to enable LISC to confirm that the Grantee, is not named on any such list.

The Grantee certifies that any consultant or contractor hired under this Grant is not:

(i)	listed in any sanctions-related list of designated persons maintained by the Office of Foreign Assets Control ("OFAC") of the U.S. Department of Treasury, the U.S. Department of State or any other applicable authority ("Sanctions Authority"); and

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(ii)	operating, organized or resident in a country, region or territory which is itself the subject or target of any Sanctions ("Sanctioned Country").

The Grantee agrees to maintain documentation on file of the results verifying that the consultant or contractor it retains under this Grant is not listed in any sanctions-related list of designated persons; or operating, organized, or resident in a country, region or territory that is a Sanctioned Country.

(21)	Signature Required. If this Agreement correctly sets forth the Organization’s understanding of the terms and conditions of the Recoverable Grant, please indicate acceptance of and agreement to said terms and conditions by having this Agreement signed and dated by an authorized officer of the Organization in the space provided below. Return a PDF of the Agreement to Grants_Contracts@lisc.org. LISC will then sign/fully execute the Grant and email it to the authorized contact person at your organization. NOTE: We have updated our security settings for agreements such that electronic signatures and form field completion are now allowed.

(22)	Agreement Must be Returned. Return one countersigned original of this Agreement to LISC’s Grants and Contracts Management Department, as soon as possible. The following documents MUST be mailed to LISC’s Grants and Contracts Department along with the countersigned Agreement: One COPY corporate resolution and one COPY of the good standing certificate.

On behalf of LISC, may I extend every good wish to you for the success of the Project.

Sincerely,

/s/ Vanessa Ryan
Vice President

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TERMS OF PROJECT INVESTMENT ACCEPTED AND AGREED TO:

East Bay Permanent Real Estate Cooperative

By:	/s/ Ojan Mobedshahi	Please direct disbursement check to:

Name:	Ojan Mobedshahi	Name:	East Bay Permanent Real Estate Cooperative

Title:	Treasurer	Title:	n/a

Date:	3/16/21	Full Mailing Address:
1428 Franklin St
Oakland CA, 94612

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EXHIBIT A

PROJECT INVESTMENT BUDGET1

Uses:
Predevelopment Costs	$90,000

Total:	$90,000

1 Any change in a line item of (1) 10% of the budget, or (2) $1,000 or more (whichever is greater), shall be not be made without LISC's prior written approval. LISC reserves the right to approve any professionals or consultants hired with funds under this Project Investment.